Exhibit 99.1

For information, contact:

Media -- Lisa M. Martin (713) 309-4890

Investors -- Doug Pike (713) 309-7141

MILLENNIUM COMPLETES TENDER OFFER
FOR ITS 7% SENIOR NOTES DUE 2006

HOUSTON, March 1, 2006 -- Millennium America Inc. announced today the completion of its cash tender offer for any and all of its 7.00% Senior Notes due 2006 ("Notes").

The offer expired at 12:00 midnight EST on Tuesday, February 28, 2006, with $148,558,000 in aggregate principal amount of Notes (approximately 93.9% of outstanding Notes) tendered and accepted for purchase under the terms of the offer and an aggregate principal amount of $9,735,000 (approximately 6.1% of Notes) remaining outstanding.

Banc of America Securities LLC served as the exclusive dealer manager for the offer.

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to purchase securities. Millennium is making the offer only by, and pursuant to the terms of, the Offer to Purchase.

Millennium America Inc. is a wholly owned subsidiary of Millennium Chemicals Inc., a major international producer of chemicals including titanium dioxide (TiO2). Millennium Chemicals Inc. is a wholly owned subsidiary of Lyondell Chemical Company (NYSE:LYO).

Source: Millennium Chemicals Inc.